Exhibit 14.1


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Agreement and Plan of Reorganization" in the Prospectus/Proxy Statement of the Federated Kaufmann Fund, a portfolio of Federated Equity Funds, and to the incorporation by reference of our report dated December 9, 2002 with respect to the financial statements and financial highlights included in the October 31, 2002 Annual Report to Shareholders, which Prospectus, Statement of Additional Information, and Annual Report to Shareholders are incorporated by reference in the Prospectus/Proxy Statement included in this Registration Statement on Form N-14 of Federated Equity Funds.


                                          /s/ ERNST & YOUNG LLP
                                          ERNST & YOUNG LLP

Boston, Massachusetts
August 21, 2003